Exhibit 10.12
APPENDIX I
TO THE NORTHROP GRUMMAN SUPPLEMENTAL PLAN 2
Officers Supplemental Executive Retirement Program II
(Amended and Restated Effective as of January 1, 2011)
Appendix I to the Northrop Grumman Supplemental Plan 2 (the “Appendix”) is hereby amended and restated effective as of January 1, 2011. This restatement amends a prior version of the Appendix which was also effective January 1, 2011.
I.01	Purpose. The purpose of this Program is to give enhanced retirement benefits to eligible officers of the Company.

I.02	Definitions and Construction.
(a)	Capitalized terms used in this Appendix that are not defined in this Appendix or Article I of the Plan are taken from the Qualified Plans, and are intended to have the same meaning.

(b)	“Cash Balance Program” means the Northrop Grumman Corporation Cash Balance Program, or any successor thereto.

(c)	Eligible Pay. Subject to paragraphs (1) through (3) below, Eligible Pay will be based on the eligible pay a Participant would have under the Cash Balance Program if (i) the Participant was eligible to participate in the Cash Balance Program, (ii) there were no limits on eligible pay under the Cash Balance Program under applicable limitations of the Code, including section 401(a)(17), and (iii) amounts deferred under the Northrop Grumman Deferred Compensation Plan and the Northrop Grumman Savings Excess Plan counted as eligible pay under the Cash Balance Program.
(1)	If a Participant experiences a Termination of Employment before December 31 or is hired after January 1 of any year, Eligible Pay for the year in which the Participant’s Termination of Employment or date of hire occurs is determined in accordance with the Standard Annualization Procedure in Article 2 of the Cash Balance Program.

(2)	The following shall not be considered as Eligible Pay for purposes of determining the amount of any benefit under the Program:
(A)	any payment authorized by the Compensation Committee that is (1) calculated pursuant to the method for determining a bonus amount under the Annual Incentive Plan (AIP) for a given year, and (2) paid in lieu of such bonus in the year prior to the year the bonus would otherwise be paid under the AIP, and

(B)	any award payment under the Northrop Grumman Long-Term Incentive Cash Plan.
(3)	Eligible Pay shall include amounts earned after a Participant attains age 65.
(d)	Final Average Salary for any Plan Year is the Participant’s average Eligible Pay for the highest three Plan Years in which the Participant was an employee of an Affiliated Company.

(e)	Months of Benefit Service.
(1)	Except as provided in (2) and (3) below, a Participant shall be credited with a Month of Benefit Service for each month that would count as Credited Service under the Cash Balance Program if the Participant was eligible to participate in the Cash Balance Program.

(2)	Months of Benefit Service will continue to be counted for a Participant until cessation of the Participant’s status as an elected or appointed officer of the Company (except as otherwise provided in Section I.04(f)).

(3)	Months of Benefit Service shall not include any time that counts as service under any portion of a plan spun out of the Company’s controlled group, if the service would no longer be treated as benefit accrual service under the Cash Balance Program if the Participant was eligible to participate in the Cash Balance Program.

(4)	Months of Benefit Service shall continue to be earned after a Participant has attained age 65.
(f)	Benefits are calculated without regard to the limits in sections 401(a)(17) and 415 of the Code.
I.03	Eligibility. Eligibility for benefits under this Program is limited to the elected or appointed officers of the Company hired or rehired after June 2008 and on or before December 31, 2009 and designated for participation in the Program by the Vice President, Compensation, Benefits & International (as such title may be modified from time to time).

I.04	Benefit Amount.
(a)	A Participant’s annual Normal Retirement Benefit under this Program equals the sum of (1) through (3) below, subject to the limit described in Section I.05:
(1)	2.0% x Final Average Salary x Months of Benefit Service up to 120 months ÷ 12

(2)	1.5% x Final Average Salary x Months of Benefit Service in excess of 120 months up to 240 months ÷ 12

(3)	1.0% x Final Average Salary x Months of Benefit Service in excess of 240 months up to 540 months ÷ 12
(b)	The total benefit payable is a straight life annuity commencing at age 65, assuming an annual benefit equal to the gross benefit under (a). The form of benefit and timing of commencement will be determined under Section I.06.

(c)	If a Participant’s benefit is paid under this Program before age 65, the benefit will be adjusted as follows. The Early Retirement Benefit is a monthly benefit equal to the Normal Retirement Benefit reduced by the lesser of:
(1)	1/12th of 2.5% for each calendar month the payment of benefits begins before age 65; or

(2)	2.5% for each benefit point less than 85 where the Participant’s benefit points (truncated to reach a whole number) equal the sum of:
(A)	his or her age (computed to the nearest 1/12th of a year) at the annuity starting date, and

(B)	1/12th of his or her Months of Benefit Service (also computed to the nearest 1/12th of a year) as of the date his or her employment terminated.
(d)	Except as provided otherwise in this Appendix I, no benefit will be paid under this Program if a Participant experiences a Termination of Employment before (1) attaining age 55 and completing 120 Months of Benefit Service, or (2) attaining age 65 and completing 60 Months of Benefit Service.

(e)	A Participant shall be entitled to benefits notwithstanding the Participant’s failure to meet the requirements of Section I.04(d) if the following requirements are satisfied:
(1)	the Participant has been involuntarily terminated or terminated due to the divestiture of his business unit;

(2)	the Participant has reached age 53 and completed 10 years of early retirement eligibility service, or has accumulated 75 points, as of the date of termination, all as determined under the terms of the Northrop Grumman Pension Plan (assuming the Participant were eligible to participate in such plan); and

(3)	the Participant is actively accruing benefits under the Program as of the date of termination.

If a Participant receives a notice of an involuntary termination and then transfers to another related entity instead of being involuntarily terminated, the Participant will not qualify for vesting under this subsection (e). If an involuntarily terminated Participant is rehired by the Company, vesting under this subsection (e) would not apply unless the Participant is subsequently terminated and meets the requirements described above.

All benefits payable pursuant to this subsection (e) shall be subject to reduction for early retirement as applicable under Section I.04(c).

(f)	The rules set forth in this Section I.04(f) shall apply in the event a Participant ceases to satisfy the eligibility requirements of Section I.03 (the “eligibility requirements”) because the Participant is no longer an elected or appointed officer of the Company:
(1)	for purposes of calculating the Participant’s benefit amount pursuant to Section I.04(a), “Eligible Pay” and “Months of Benefit Service” shall not reflect amounts paid or service on or after the date the Participant ceases to satisfy the eligibility requirements, except that in the event the Participant subsequently satisfies the eligibility requirements, “Eligible Pay” and “Months of Benefit Service” shall reflect all pay and past service to the extent consistent with the terms of this Program in effect for newly eligible employees at the time the Participant satisfies the eligibility requirements for the second time;

(2)	for purposes of applying the 60% limitation pursuant to Section I.05, “Eligible Pay” shall include amounts paid on or after the date the Participant ceases to satisfy the eligibility requirements;

(3)	for purposes of applying Sections I.04(d) and I.04(e), service on or after the date the Participant ceases to satisfy the eligibility requirements shall continue to count as service;

(4)	for purposes of applying the reduction for early retirement pursuant to Section I.04(c), service on or after the date the Participant ceases to satisfy the eligibility requirements shall continue to count as service.
(g)	If a Participant experiences a Termination of Employment after earning at least three Years of Vesting Service and is not vested in benefits under the Program under subsection (d), (e), or (f) above, he shall be entitled to a benefit equal to the benefit he would have received had he participated in the Cash Balance Program from his date of hire to the date of his Termination of Employment and if there were no Code limits on compensation or benefits under the Cash Balance Program. This benefit will be payable in accordance with Section I.06. Any Participant entitled to a benefit under this subsection (g) shall not be entitled to a benefit under subsection (a).

I.05	Benefit Limit. A Participant’s total accrued benefits under all defined benefit retirement plans, programs, and arrangements maintained by the Affiliated Companies, whether qualified or nonqualified (but not contributory or defined contribution plans, programs, or arrangements) in which he or she participates, including the benefit accrued under Section I.04, may not exceed 60% of his or her Final Average Salary. If this limit is exceeded, the Participant’s benefit accrued under this Program will be reduced to the extent necessary to satisfy the limit.
(a)	The Participant’s Final Average Salary will be reduced for early retirement applying the factors in Sections I.04(c) and I.09.

(b)	The limit in this subsection may not be exceeded even after the benefits under this Program have been enhanced under any Special Agreements.
I.06	Payment of Benefits. Benefits will be paid in accordance with Appendix 2.

I.07	Death Benefits. Any payments to be made upon the death of a Participant shall be determined under and distributed in accordance with Appendix 2.

I.08	Individual Arrangements. This Section applies to a Participant who has an individually-negotiated arrangement with the Company for supplemental retirement pension benefits. Notwithstanding any other provision to the contrary, this Section does not apply to any individually-negotiated arrangements between a Participant and the Company concerning severance payments.
(a)	This Section is intended to coordinate the benefits under this Program with those of any individually-negotiated arrangement. Participants with such arrangements will be paid the better of the benefits under the arrangement or under Sections I.04 or I.07 (as limited by I.05).

(b)	In no case will duplicate benefits be paid under this Program and such an individual arrangement. Any payments under this Program will be counted toward the Company’s obligations under an individual arrangement, and vice-versa.

(c)	If the benefit under an individually-negotiated arrangement exceeds the one payable under this Program, then the individual benefit will be substituted as the benefit payable under this Program (even if it exceeds the limit under I.05).

(d)	To determine which benefit is greater, all benefits will be compared, subject to adjustment for early retirement using the applicable factors and methodologies under Section I.04(c).

(e)	For purposes of (d), the individually-negotiated benefit will be determined in accordance with all of its terms and conditions. Nothing in this Section is meant to alter any of those terms and conditions.

(f)	This Section does not apply to the Special Agreements.

I.09	Actuarial Assumptions. The following defined terms and actuarial assumptions will be used to the extent necessary under Sections I.05 and I.08 to convert benefits to straight life annuity form commencing upon the Participant reaching age 65:

Interest: Five percent (5%)

Mortality: The applicable mortality table which would be used to calculate a lump sum value for the benefit under the Qualified Plans.

Increase in Code Section 415 Limit: 2.8% per year.

Variable Unit Values: Variable Unit Values are presumed not to increase for future periods after commencement of benefit.

I.10	Forfeiture of Benefits. Notwithstanding any other provision of this Program, this Section applies to a Participant’s total accrued benefit under this Program earned after 2010.
(a)	Determination of a Forfeiture Event. The Compensation Committee or its delegate will, in its sole discretion, determine whether a Forfeiture Event (as defined in subsection (b)) has occurred; provided that no Forfeiture Event shall be incurred by a Participant who has a termination of employment due to mandatory retirement pursuant to Company policy. Such a determination may be made by the Compensation Committee or its delegate for up to one year following the date that the Compensation Committee has actual knowledge of the circumstances that could constitute a Forfeiture Event.

(b)	Forfeiture Event Defined. A “Forfeiture Event” means that, while employed by any of the Affiliated Companies or at any time in the two year period immediately following the Participant’s last day of employment by one of the Affiliated Companies, the Participant, either directly or indirectly through any other person, is employed by, renders services (as a director, consultant or otherwise) to, has any ownership interest in, or otherwise participates in the financing, operation, management or control of, any business that is then in competition with the business of any of the Affiliated Companies. A Participant will not, however, be considered to have incurred a Forfeiture Event solely by reason of owning up to (and not more than) two percent (2%) of any class of capital stock of a corporation that is registered under the Securities Exchange Act of 1934.

(c)	Forfeiture of Benefits.
(1)	If the Compensation Committee or its delegate determines that a Forfeiture Event has occurred, the relevant Participant may forfeit up to 100% of his or her total accrued benefit under this Program earned after 2010. The amount forfeited, if any, will be determined by the Compensation Committee or its delegate in its sole discretion, and may consist of all or a portion of the Program benefits earned after 2010 and not yet paid.

(2)	Program benefits earned by a Participant after 2010 shall be deemed to constitute a proportionate share of each payment of benefits for purposes of determining the portion of each such payment to be forfeited under subsection (1).

(3)	Any forfeiture pursuant to this Section will also apply with respect to survivor benefits or benefits assigned under a Qualified Domestic Relations Order.
(d)	Coordination with 60% Benefit Limit. For purposes of applying the 60% of Final Average Salary benefit limit of Section I.05, or any other similar provision in other plans, programs and arrangements of the Affiliated Companies, such benefit limit will be applied as if no forfeiture occurred under this Section I.10.

(e)	Notice and Claims Procedure.
(1)	The Company will provide timely notice to any Participant who incurs a forfeiture pursuant to this Section I.10. Any delay by the Company in providing such notice will not otherwise affect the amount or timing of any forfeiture determined by the Compensation Committee or its delegate.

(2)	The procedures set forth in the Company’s standardized Northrop Grumman Nonqualified Plans Claims and Appeals Procedures (“Claims Procedures”) will apply to any claims and appeals arising out of or related to any forfeiture under this Section I.10, except as provided below:
(A)	The Compensation Committee, or its delegate, will serve in place of the designated decision-makers on any such claims and appeals.

(B)	After a claimant has exhausted his remedies under the Claims Procedures, including the appeal stage, the claimant forgoes any right to file a civil action under ERISA section 502(a), but instead may present any claims arising out of or related to any forfeiture under this Section I.10 to final and binding arbitration in the manner described below:
(i)	A claimant must file a demand for arbitration no later than one year following a final decision on the appeal under the

Claims Procedures. After such period, no claim for arbitration may be filed, and the decision becomes final. A claimant must deliver a demand for arbitration to the Company’s General Counsel.

(ii)	Any claims presented shall be settled by arbitration consistent with the Federal Arbitration Act, and consistent with the then-current Arbitration Rules and Procedures for Employment Disputes, or equivalent, established by JAMS, a provider of private dispute resolution services.

(iii)	The parties will confer to identify a mutually acceptable arbitrator. If the parties are unable to agree on an arbitrator, the parties will request a list of proposed arbitrators from JAMS and:
(a)	If there is an arbitrator on the list acceptable to both parties, that person will be selected. If there is more than one arbitrator on the list acceptable to both parties, each party will rank each arbitrator in order of preference, and the arbitrator with the highest combined ranking will be selected.

(b)	If there is no arbitrator acceptable to both parties on the list, the parties will alternately strike names from the list until only one name remains, who will be selected.
(iv)	The fees and expenses of the arbitrator will be borne equally by the claimant and the Company. Each side will be entitled to use a representative, including an attorney, at the arbitration. Each side will bear its own deposition, witness, expert, attorneys’ fees, and other expenses to the same extent as if the matter were being heard in court. If, however, any party prevails on a claim, which (if brought in court) affords the prevailing party attorneys’ fees and/or costs, then the arbitrator may award reasonable fees and/or costs to the prevailing party to the same extent as would apply in court. The arbitrator will resolve any dispute as to who is the prevailing party and as to the reasonableness of any fee or cost.

(v)	The arbitrator will take into account all comments, documents, records, other information, arguments, and theories submitted by the claimant relating to the claim, or considered by the Compensation Committee or its delegate relating to the claim, but only to the extent that it was previously provided as part of the initial decision or appeal request on the claim.

The arbitrator may grant a claimant’s claim only if the arbitrator determines it is justified based on: (a) the Compensation Committee, or its delegate erred upon an issue of law in the appeal request, or (b) the Compensation Committee’s, or its delegate’s, findings of fact during the appeal process were not supported by the evidence.

(vi)	The arbitrator shall issue a written opinion to the parties stating the essential findings and conclusions upon which the arbitrator’s award is based. The decision of the arbitrator will be final and binding upon the claimant and the Company. A reviewing court may only confirm, correct, or vacate an award in accordance with the standards set forth in the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

(vii)	In the event any court finds any portion of this procedure to be unenforceable, the unenforceable section(s) or provision(s) will be severed from the rest, and the remaining section(s) or provisions(s) will be otherwise enforced as written.
(f)	Application. Should a Forfeiture Event occur, this Section I.10 is in addition to, and does not in any way limit, any other right or remedy of the Affiliated Companies, at law or otherwise, in connection with such Forfeiture Event.
I.11	TASC Participants. Participants who are actively employed in a TASC Entity: 254 or 255 on the date the entities are transferred to an unrelated buyer (“TASC Closing Date”) will be 100% vested in their benefit determined under Section I.04(a), (b) and (c) of the Program on the TASC Closing Date. No pay or service after the TASC Closing Date will count for purposes of determining the amount of such a Participant’s benefit under the Program. If the TASC Closing Date occurs before 2010, the TASC Closing Date shall be deemed to be January 1, 2010 for purposes of determining the rights of Participants.

I.12	Special Rules for Certain Participants. The Vice President, Compensation, Benefits & International (as such title may be modified from time to time) may designate certain Participants who were rehired in 2009 as subject to the following special rules notwithstanding anything in the Program to the contrary.
(a)	Service Credit. For vesting and benefit accrual purposes, the Participant will be credited with Months of Benefit Service from the Participant’s original date of hire through the Participant’s original termination date and from the Participant’s rehire date through December 31, 2010. After 2010, for vesting and benefit accrual purposes, the Participant will be credited with Months of Benefit Service in accordance with the terms of the Program. The Participant’s rehire date will be considered the Participant’s date of hire for purposes of Section I.04(g).

(b)	Benefit Amount. The amount of the Participant’s benefit under the Program will be reduced by all benefits accrued as of December 31, 2010 under Company qualified and nonqualified defined benefit retirement plans. Offset procedures shall follow those established in Section G.05(c) of Appendix G.
I.13	Transfer of Liabilities to HII. Northrop Grumman Corporation distributed its interest in Huntington Ingalls Industries, Inc. (“HII”) to its shareholders on March 31, 2011 (the “HII Distribution Date”). Pursuant to an agreement between Northrop Grumman Corporation and HII, on the HII Distribution Date certain employees and former employees of HII ceased to participate in the Program and the liabilities for these participants’ benefits under the Program were transferred to HII. On and after the HII Distribution Date, the Company and the Program, and any successors thereto, shall have no further obligation or liability to any such participant with respect to any benefit, amount, or right due under the Program.
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                     IN WITNESS WHEREOF, this Amendment and Restatement is hereby executed by a duly authorized officer on this 27th day of June, 2011.

NORTHROP GRUMMAN CORPORATION
By:	/s/ Debora L. Catsavas
Debora L. Catsavas
Vice President, Compensation, Benefits & International